Filed Pursuant to Rule 424(b)(3)
Registration No. 333-207952

STEADFAST APARTMENT REIT III, INC.
SUPPLEMENT NO. 6 DATED JUNE 29, 2016
TO THE PROSPECTUS DATED FEBRUARY 5, 2016

This document supplements, and should be read in conjunction with, our prospectus dated February 5, 2016, as supplemented by Supplement No. 1, dated May 13, 2016, Supplement No. 2, dated May 17, 2016, Supplement No. 3, dated May 23, 2016, Supplement No. 4, dated May 26, 2016, and Supplement No. 5, dated June 10, 2016, relating to our offering of up to $1,300,000,000 in shares of our common stock. Terms used and not otherwise defined in this Supplement No. 6 shall have the same meanings as set forth in our prospectus. The purpose of this Supplement No. 6 is to describe the following:

•	the status of our public offering;

•	updates to our suitability standards; and

•	updates to our subscription agreement.

Status of Our Public Offering

We commenced our initial public offering of up to $1,300,000,000 in shares of our common stock on February 5, 2016. We are offering $1,000,000,000 in shares of our common stock to the public in our primary offering, consisting of Class A common shares and Class T common shares, and $300,000,000 in shares of our common stock to our stockholders pursuant to our distribution reinvestment plan, consisting of Class A common shares and Class T common shares. As of June 28, 2016, we had received and accepted investors’ subscriptions for and issued 204,909 shares of our Class A common stock and 15,078 shares of our Class T common stock in our public offering, resulting in gross offering proceeds of approximately $5,189,797.

As of June 28, 2016, approximately 40,779,741 shares of our common stock remained available for sale to the public under our initial public offering, excluding shares available under our distribution reinvestment plan. We will sell shares of our common stock in our initial public offering until the earlier of February 5, 2018, unless extended, or the date on which the maximum offering amount has been sold.

Updates to Our Suitability Standards

The following information should be read in conjunction with the discussion contained in the “Suitability Standards” section of our prospectus beginning on page i and Appendix B: Form of Subscription Agreement.

Ohio - In addition to meeting the general suitability requirements described above, an investor’s investment in shares of our common stock, our affiliates and any other non-traded real estate investment programs cannot exceed 10% of that investor’s liquid net worth. For purposes of this limitation, “liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings and automobiles, minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Updates to Our Subscription Agreement

In connection with our addition of suitability standards for Ohio investors, we updated our form of subscription agreement. A copy of our updated form of subscription agreement is attached to this supplement as Exhibit A.

EXHIBIT A

FORM OF SUBSCRIPTION AGREEMENT

STEADFAST APARTMENT REIT III, INC.

Subscription Agreement

PROSPECTUS DATED FEBRUARY 05, 2016

Faxable Form
877-756-1113

IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THIS SUBSCRIPTION AGREEMENT, PLEASE CALL STEADFAST AT 888-223-9951

1 Investment

Total Invested $ ____________________

$5,000 MINIMUM INITIAL INVESTMENT ($2,500 FOR QUALIFIED ACCOUNTS); $100 INCREMENTS THEREAFTER

*Please note, volume discounts may be offered to qualified purchasers (as defined in our prospectus) by participating broker dealers in connection with sales equal to or greater than $500,000 in Class A shares and $2,000,000 or greater in Class T shares of our common stock. Please refer to our prospectus for information pertaining to volume discounts.

- ☐ **Initial Investment**
- ☐ **Additional Investment** ____________________ EXISTING ACCOUNT NUMBER
- ☐ **Purchase Shares Net of Commissions** REPRESENTATIVE WILL NOT RECEIVE SELLING COMMISSIONS

Share Class: Please see the Prospectus for additional details regarding the different share classes and consult your financial advisor if you have any questions.

☐ **Class A Shares** ☐ **Class T Shares**

2 Investment Type (check 1 box only)

NON-QUALIFIED:

- ☐ **Individual**
- ☐ **Joint Tenants w/ Right of Survivorship**[1]
- ☐ **Tenants in Common**[1]
- ☐ **Community Property**[1]
- ☐ **UGMA/UTMA** ____________________ STATE
- ☐ **Corporation or Limited Liability Company**[2]
  - ☐ S-Corp ☐ C-Corp
  - Will default to S-Corp if not selected
- ☐ **Partnership**[3]
- ☐ **Trust**[3] ____________________ TRUST DATE
- ☐ **Other:** ____________________ SPECIFY

QUALIFIED:

- ☐ **Traditional IRA**
- ☐ **Roth IRA**
- ☐ **SEP IRA**
- ☐ **SIMPLE IRA**
- ☐ **Inherited IRA as Beneficiary for:** ____________________ NAME OF DECEASED OWNER

Custodian required. Complete Section 5 and obtain Custodian Signature and Medallion Guarantee in Section 8.

- ☐ **Qualified Pension**[4]
- ☐ **Profit Sharing Plan**[4]
- ☐ **Other:** ____________________ SPECIFY

Custodian or Plan Administrator required.

1. ALL PARTIES MUST SIGN
2. PLEASE ATTACH THE CORPORATE RESOLUTION CERTIFICATION FORM OR PAGES OF CORPORATE DOCUMENTS, AS APPLICABLE WHICH LISTS THE NAME OF CORPORATION/LLC, OFFICERS OR AUTHORIZED SIGNATORIES, SIGNATURES AND DATES
3. TRUSTEE OR CUSTODIAN SIGNATURE REQUIRED. PLEASE ATTACH THE TRUSTEE CERTIFICATION FORM OR PAGES OF TRUST/PLAN DOCUMENT, AS APPLICABLE, WHICH LISTS THE NAME OF TRUST/PLAN, TRUSTEES OR AUTHORIZED SIGNATORIES, SIGNATURES AND DATES.
4. PLEASE INCLUDE PLAN DOCUMENTS

3 Investor(s) Information (3a & 3b required)

3a

INVESTOR OR TRUSTEE NAME ____________________

JOINT INVESTOR OR TRUSTEE NAME ____________________

INVESTOR DATE OF BIRTH ____________________

JOINT INVESTOR DATE OF BIRTH ____________________

INVESTOR SOCIAL SECURITY OR TAX ID # ____________________

JOINT INVESTOR SOCIAL SECURITY OR TAX ID # ____________________

INVESTOR CITIZENSHIP STATUS (CHECK ONE)

☐ **US Citizen** ☐ **Resident Alien** ☐ **Non-Resident Alien**

JOINT INVESTOR CITIZENSHIP STATUS (CHECK ONE)

☐ **US Citizen** ☐ **Resident Alien** ☐ **Non-Resident Alien**

Will default to US Citizen if not selected. If non-resident alien, investor(s) must submit the appropriate W-8 form (W-8BEN, W-8ECI, W-8EXP or W-8IMY) in order to make an investment.

3b

HOME ADDRESS (NO P.O. BOX) ____________________

CITY ____________________ STATE __________ ZIP __________

DAYTIME PHONE ____________________ EVENING PHONE ____________________

ELECTRONIC COMMUNICATION (OPTIONAL)
I (we) elect to receive electronic delivery of stockholder communications from the Company instead of receiving paper copies through the mail. I (we) understand that the Company will send a paper copy of any stockholder communication that I (we) request and that I (we) may revoke this election at any time.

E-MAIL ____________________

3c

ALTERNATE MAILING ADDRESS (OR P.O. BOX) ____________________

CITY ____________________ STATE __________ ZIP __________

STAR3-SUBA-0616

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4 Investment Title

PLEASE PRINT NAMES IN WHICH SHARES OF COMMON STOCK ARE TO BE REGISTERED. INCLUDE TRUST NAME OR BUSINESS ENTITY, IF APPLICABLE. IF IRA OR QUALIFIED PLAN, INCLUDE BOTH CUSTODIAN AND INVESTOR NAMES AND TAX ID NUMBERS.
IF SAME AS SECTION 3A, WRITE "SAME".

TITLE LINE 1 ______________________________

TITLE LINE 2 ______________________________

TAX ID# (TAXABLE PARTY) ______________________________

5 Custodian/ Administrator Information

(Important: Send all paperwork directly to the custodian)

CUSTODIAN/ADMINISTRATOR NAME ______________________________

ADDRESS 1 ______________________________

ADDRESS 2 ______________________________

CITY ____________ STATE ____________ ZIP ____________

DAYTIME PHONE ______________________________

CUSTODIAN/ADMINISTRATOR TAX ID # ____________ INVESTOR'S ACCOUNT # WITH CUSTODIAN/ADMINISTRATOR ____________

Important Note About Proxy Voting: By signing this subscription agreement, Custodian/Administrator authorizes the investor to vote the number of shares of common stock of Steadfast Apartment REIT III, Inc. that are beneficially owned by the investor as reflected on the records of Steadfast Apartment REIT III, Inc. as of the applicable record date at any meeting of the stockholders of Steadfast Apartment REIT III, Inc. This authorization shall remain in place until revoked in writing by Custodian/Administrator. Steadfast Apartment REIT III, Inc. is hereby authorized to notify the investor of his or her right to vote consistent with this authorization.

6 Distribution Options (required)

CUSTODIAL ACCOUNTS: IF NO OPTION IS CHOSEN, OR CONFLICTING INFORMATION IS PROVIDED, DISTRIBUTIONS WILL BE PAID DIRECTLY TO CUSTODIAN.
ALL OTHER ACCOUNTS: IF NO OPTION IS CHOSEN, OR CONFLICTING INFORMATION IS PROVIDED, DISTRIBUTIONS WILL BE PAID TO THE ADDRESS IN 3B.

PERCENTAGE OF DISTRIBUTION. CHOOSE UP TO TWO. IF YOU SELECT MORE THAN ONE OPTION, THE SUM OF THE ALLOCATIONS MUST EQUAL 100%

________% **Distribution Reinvestment Plan (DRIP)** In the event a DRIP is not offered, distributions will be sent to the address noted in Section 3b (or directly to the custodian, as applicable), unless otherwise indicated. Residents of Maine are not eligible to participate in the DRIP.

________% **Mail to Home Address (noted in Section 3b)** Not available for custodial accounts.

________% **Mail to Alternate Address (noted in Section 3c)** Not available for custodial accounts.

________% **Mail to Custodian (noted in Section 5)**

________% **Via Electronic Deposit (ACH)** Not available for custodial accounts.
I (we) hereby authorize the Company or its agents to deposit distributions into the account listed below. I (we) further authorize the Company to debit my (our) account in the event that the Company erroneously deposits additional funds into my (our) account to which I am (we are) not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit. In the event that I (we) withdraw funds erroneously deposited into my (our) account before the Company reverses such deposit, I (we) agree that the Company has the right to retain any future distributions to which I am (we are) entitled until the erroneously deposited amount is recovered by the Company.

FINANCIAL INSTITUTION NAME ______________________________ ☐ Checking (attach a voided check) ☐ Savings

ABA/ROUTING NUMBER ____________ ACCOUNT NUMBER ____________

________% **Alternate Payee** Not available for custodial accounts.

NAME OF BANK, BROKERAGE FIRM OR INDIVIDUAL ____________ ACCOUNT NUMBER ____________

DISTRIBUTION MAILING ADDRESS ______________________________

Must total 100% ________%

CITY ____________ STATE ____________ ZIP ____________

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7 Investor and Suitability Representations

Please separately initial each of the items below. In the case of joint investors, each investor must initial. Except in the case of fiduciary accounts, investor(s) may not grant any person power of attorney to make such representations on their behalf.

Initials Required — Owner / Joint Owner

1. I (we) acknowledge receipt, not less than five (5) business days prior to the signing of this Subscription Agreement, of the Company's final Prospectus relating to the Shares, wherein the terms and conditions of the offering are described.
2. I (we) acknowledge that the investment is not liquid, there is no public market for the Shares and, accordingly, it may not be possible to readily liquidate an investment in the Company.
3. I (we) represent that I am (we are) purchasing Shares for my (our) own account; or, if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), then I (we) represent that I (we) have due authority to execute the Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) authorized agent(s).
4. I (we) have either (a) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more or (b) a net worth (exclusive of home, home furnishings and automobiles) of at least $70,000 and had during the last tax year a minimum of $70,000 annual gross income, and, if applicable, I (we) meet the higher suitability requirements imposed by my (our) state of primary residence as set forth in the Prospectus under "Suitability Standards."

Please separately initial, <u>only as applicable</u>, the items below.

Initials As Applicable — Owner / Joint Owner

5. I am a (we are) resident(s) of **Alabama**. In addition to the general suitability standards, my (our) liquid net worth is at least 10 times my (our) investment in this program and its affiliates.
6. I am (we are) resident(s) of **Idaho**. I (we) have either (i) an annual income of $85,000 and a net worth of $85,000 or (ii) a liquid net worth of $300,000. In addition, my (our) total investment in shares of the Company's common stock does not exceed 10% of my (our) liquid net worth. For these purposes, liquid net worth is defined as that portion of an investor's net worth that is cash, cash equivalents, and readily marketable securities.
7. I am a (we are) a resident(s) of **Iowa**. I (we) have either (a) a minimum net worth of $300,000 (exclusive of home, auto and furnishings); or (b) a minimum annual income of $70,000 and a net worth of $100,000 (exclusive of home, auto and furnishings). In addition, my (our) total investment in shares of the Company's common stock does not exceed 10% of my (our) liquid net worth. For these purposes, liquid net worth is defined as that portion of an investor's net worth that consists of cash, cash equivalents and readily marketable securities.
8. I am a (we are) resident(s) of **Kansas**. It is recommended by the Office of Kansas Securities Commissioner that I limit my (our) aggregate investment in the Company's securities and other non-traded real estate investment trusts to not more than 10% of their liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.
9. I am a (we are) resident(s) of **Kentucky**. My (our) aggregate investment in the Company and its affiliates' non-publicly traded real estate investment trusts does not exceed 10.0% of my (our) liquid net worth.
10. I am a (we are) resident(s) of **Maine**. It is recommended by the Main Office of Securities that my (our) aggregate investment in the Company's securities and other similar direct participation investments not exceed 10% of my (our) liquid net worth. For this purpose, "liquid net worth" is defined as the portion of net worth that consists of cash, cash equivalents and readily marketable securities.
11. I am a (we are) resident(s) of **Missouri**. In addition to meeting the general suitability standards stated above, my (our) investment in shares of the Company's common stock does not exceed 10% of my (our) liquid net worth.
12. I am a (we are) resident(s) of **Nebraska**. If I (we) do not meet the definition of "accredited investor" as defined in Regulation D under the Securities Act of 1933, as amended, I (we) must limit my (our) aggregate investment in the Company and in the securities of other non-publicly traded real estate investment trusts (REITs) to 10% of my (our) net worth. For these purposes, net worth should be determined exclusive of home, home furnishings and automobiles.
13. I am a (we are) resident(s) of **New Jersey**. I (we) have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consist of cash, cash equivalents and readily marketable securities. In addition, my (our) investment in the Company, it's affiliates, and other non-publicly traded direct investment programs (including real estate investment trust, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) does not exceed ten percent (10%) of my (our) liquid net worth.
14. I am a (we are) resident(s) of **New Mexico**. My (our) investment in the Company's securities, shares of its affiliates and in other non-traded real estate investment trusts, does not exceed ten percent (10%) of my (our) liquid net worth. Liquid net worth is defined as that portion of net worth which consists of cash, cash equivalents and readily marketable securities.
15. I am a (we are) resident(s) of **North Dakota**. My (our) net worth is at least 10 times my (our) investment in the Company.
16. I am a (we are) resident(s) of **Ohio**. In addition to meeting the general suitability requirements described above, an investor's investment in shares of our common stock, our affiliates and any other non-traded real estate investment programs cannot exceed 10% of that investor's liquid net worth. For purposes of this limitation, "liquid net worth" is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings and automobiles, minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.
17. I am a (we are) resident(s) of **Oregon**. In addition to meeting the general suitability standards stated above, my (our) investment in shares of the Company's common stock and the common stock of the Company's affiliates does not exceed 10% of my (our) net worth (excluding home, home furnishings, and automobiles).
18. I am a (we are) resident(s) of **Pennsylvania**. My (our) maximum investment in the Company may not exceed 10% of my (our) net worth.
19. I am (we are) resident(s) of **Tennessee**. My (our) investment does not exceed ten percent (10%) of my (our) liquid net worth (exclusive of home, home furnishings and automobiles) in shares of the Company's common stock. Further, it is recommended by the Tennessee Securities Division that my (our) aggregate investment in this offering and in similar direct participation program investments not exceed 10% of my (our) liquid net worth (exclusive of home, home furnishings and automobiles).
20. I am (we are) resident(s) of **Vermont**. If I am (we are) an accredited investor(s), as defined in 17 C.F.R. § 230.501, I (we) may invest freely in this offering. In addition to the suitability standards above, if I am (we are) a non-accredited investor(s), I (we) may not purchase an amount in this offering that exceeds 10% of my (our) liquid net worth. For these purposes, "liquid net worth" is defined as my (our) total assets (not including home, home furnishings, or automobile) minus total liabilities.

8 Investor(s)/ Custodian Signatures

TAXPAYER IDENTIFICATION NUMBER CONFIRMATION (REQUIRED): The investor signing below, under penalties of perjury, certifies that (i) the number shown on this Subscription Agreement is his or her correct Taxpayer Identification Number (or he or she is waiting for a number to be issued to him or her), (ii) he or she is not subject to back up withholding either because (a) he or she has not been notified by the Internal Revenue Service ("IRS") that he or she is subject to backup withholding as a result of a failure to report all interest or dividends, or (b) the IRS has notified him or her that he or she is no longer subject to backup withholding and (iii) he or she is a U.S. Citizen unless otherwise indicated in Section 3. NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE INVESTOR HAS BEEN NOTIFIED BY THE IRS THAT HE OR SHE IS SUBJECT TO BACKUP WITHHOLDING BECAUSE HE OR SHE FAILED TO REPORT ALL INTEREST AND DIVIDENDS ON HIS OR HER TAX RETURN.

The investor acknowledges that their shares and/or funds distributed as part of ownership in Steadfast Apartment REIT III, Inc. may be eligible for escheatment and transferred to the appropriate state if no activity occurs in the account within the time period specified by state law.

INVESTOR(S) / CUSTODIAN SIGNATURE

SIGNATURE OF INVESTOR	PRINT OR TYPE NAME OF INVESTOR	DATE (Required)
X		
SIGNATURE OF JOINT INVESTOR (if applicable)	PRINT OR TYPE NAME OF JOINT INVESTOR (if applicable)	DATE (Required)
X		
CUSTODIAN MEDALLION SIGNATURE GUARANTEE	PRINT OR TYPE NAME OF AUTHORIZED SIGNATURE (Custodian or Trustee)	DATE (Required)

MUST BE SIGNED BY CUSTODIAN(S) IF IRA OR QUALIFIED PLAN (STEADFAST CAPITAL MARKETS AND ITS AFFILIATES DO NOT ACT AS IRA CUSTODIANS)

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9 Broker-Dealer or Registered Investment Advisor (RIA)

TO BE COMPLETED BY REGISTERED REPRESENTATIVE OR RIA

The Registered Representative or RIA must sign below to complete the subscription. The Registered Representative or RIA warrants that he/she has reasonable grounds to believe this investment is suitable for the investor as set forth in the section of the Prospectus entitled "Suitability Standards" and that he/she has informed the subscriber of all aspects of liquidity and marketability of this investment. **The undersigned attest that the Registered Representative, RIA and the Broker-Dealer are subject to the USA PATRIOT ACT. In accordance with Section 326 of the Act, the Registered Representative and the Broker-Dealer have performed a Know Your Customer review of each investor who has signed this subscription agreement in accordance with the requirements of the Customer Identification Program.**

9a

BROKER-DEALER OR RIA FIRM NAME **(Required)** ______________________

BROKER-DEALER OR RIA FIRM ADDRESS OR P.O. BOX ______________________

CITY ______________ STATE ________ ZIP ________

BUSINESS PHONE **(Required)** ______________ FAX ______________

9b

REGISTERED REPRESENTATIVE(S) OR ADVISOR(S) NAME(S) **(Required)** ______________ REPRESENTATIVE #(S) **(Required)** ______________

REGISTERED REPRESENTATIVE OR ADVISOR ADDRESS OR P.O. BOX ______________________

CITY ______________ STATE ________ ZIP ________

BUSINESS PHONE **(Required)** ______________ FAX ______________

E-MAIL ADDRESS ______________________

9c

☐ **REGISTERED INVESTMENT ADVISOR (RIA). NO SELLING COMMISSIONS ARE PAID ON THESE ACCOUNTS.**

CHECK ONLY IF INVESTMENT IS MADE THROUGH THE RIA IN ITS CAPACITY AS AN RIA AND NOT IN ITS CAPACITY AS A REGISTERED REPRESENTATIVE, IF APPLICABLE, WHOSE AGREEMENT WITH THE INVESTOR INCLUDES A FIXED OR "WRAP" FEE FEATURE FOR ADVISORY AND RELATED BROKERAGE SERVICES. IF AN OWNER OR PRINCIPAL OR ANY MEMBER OF THE RIA FIRM IS A FINRA LICENSED REGISTERED REPRESENTATIVE AFFILIATED WITH A BROKER-DEALER, THE TRANSACTION SHOULD BE CONDUCTED THROUGH THAT BROKER-DEALER, NOT THROUGH THE RIA.

9d

REGISTERED REPRESENTATIVE(S) OR ADVISOR(S) SIGNATURE(S) DATE **(Required)**

X ______________ X ______________ ______________

I HEREBY CERTIFY THAT I HOLD A SERIES 7 OR SERIES 62 FINRA LICENSE (OR THAT I AM A PROPERLY REGISTERED INVESTMENT ADVISOR), AND I AM PROPERLY REGISTERED IN THE INVESTOR STATE OF RESIDENCE.

BROKER DEALER SIGNATURE (IF REQUIRED BY BROKER DEALER) DATE **(Required)**

X ______________________ ______________

PAYMENT INSTRUCTIONS

The Subscription Agreement, together with the full purchase price, should be delivered to the Company by one of the following methods:

Standard Mail
PO Box 219097
Kansas City, MO 64121-9097

Faxable Form
877-756-1113

Express/Overnight
Steadfast
c/o DST Systems, Inc.
430 W 7th St.
Kansas City, MO 64105-1407
(888) 223-9951

Wiring Instructions
UMB Bank, N.A.
1010 Grand Ave
Kansas City, MO 64106
ABA No: 101000695
Acct No: 9871879062
Acct Name: DST as Agent for Steadfast Companies Universal Account

ACCEPTABLE FORMS OF PAYMENT.

Please indicate method of payment below:

- ☐ Wire transfer
- ☐ Pre-printed personal check
- ☐ Cashier's check (with remitter's name imprinted)
- ☐ Business check for company/corporate account
- ☐ Trust check for trust accounts
- ☐ Custodial check for IRA or Non-IRA Custodial held accounts
- ☐ Check endorsed from other investment program (will be accepted if it meets the minimum investment requirement)

Checks should be made payable to
"Steadfast Apartment REIT III, Inc."

WE CANNOT ACCEPT: Money orders, temporary (not pre-printed) checks or third party checks. If you need to verify whether a form of payment is acceptable, please call our Sales Desk at 877-525-SCMG (7264).

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